EXHIBIT B-5
MATTHEWS ASIAN SELECTIONS FUNDS PLC
VERIFICATION PURSUANT TO RULE 0-2(d)
The undersigned states that he has duly executed the attached Application dated December 26, 2012 for and on behalf of Matthews Asian Selections Funds Plc; that he is a Director of such company; and that all action by stockholders, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.
By:	/s/ John P. McGowan
Name:	John P. McGowan
Title:	Director

B-5